Filed Pursuant to Rule 433

Registration Statement (No. 333-234422)

August 12, 2020

NiSource Inc.

$1,250,000,000     0.950% Notes due 2025

$750,000,000     1.700% Notes due 2031

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated August 12, 2020)

Issuer:	NiSource Inc.

Security:	0.950% Notes due 2025 (the “2025 Notes”) 1.700% Notes due 2031 (the “2031 Notes”)

Ratings (Moody’s; S&P; Fitch)*:	Baa2 (stable)/BBB+ (stable)/BBB (stable)

Size:	2025 Notes: $1,250,000,000 2031 Notes: $750,000,000

Public Offering Price:	2025 Notes: 99.752% of the principal amount 2031 Notes: 99.924% of the principal amount

Maturity Date:	2025 Notes: August 15, 2025 2031 Notes: February 15, 2031

Benchmark Treasury:	2025 Notes: 0.250% due July 31, 2025 2031 Notes: 0.625% due May 15, 2030

Benchmark Treasury Price/Yield:	2025 Notes: 99-24 / 0.301% 2031 Notes: 99-16 / 0.678%

Spread to Benchmark Treasury:	2025 Notes: T+70 basis points 2031 Notes: T+103 basis points

Yield to Maturity:	2025 Notes: 1.001% 2031 Notes: 1.708%

Optional Redemption Terms:

2025 Notes: Make-whole call at any time prior to July 15, 2025 (the “2025 Par Call Date”) at 15 basis points spread over the applicable Treasury Benchmark (calculated to the 2025 Par Call Date).

Callable on or after the 2025 Par Call Date at par.

2031 Notes: Make-whole call at any time prior to November 15, 2030 (the “2031 Par Call Date”) at 20 basis points spread over the applicable Treasury Benchmark (calculated to the 2031 Par Call Date).

Callable on or after the 2031 Par Call Date at par.

Coupon:	2025 Notes: 0.950% 2031 Notes: 1.700%

Interest Payment Dates:	February 15 and August 15 of each year, beginning February 15, 2021

Initial Interest Accrual Date:	August 18, 2020

Format:	SEC Registered

Transaction Date:	August 12, 2020

Expected Settlement Date**:	August 18, 2020 (T+4)

CUSIP/ISIN:	2025 Notes: 65473P AK1/ US65473PAK12 2031 Notes: 65473P AL9/ US65473PAL94

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

Scotia Capital (USA) Inc.

Co-Managers:	Huntington Securities, Inc. Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect to deliver the Notes against payment for the Notes on or about August 18, 2020, which will be the fourth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.